Exhibit 32.1

CERTIFICATIONS

Each of the undersigned, in his capacity as the Chief Executive Officer and Chief Accounting Officer of Novatel Wireless Inc., as the case may be, provides the following certifications required by 18 U.S.C. Section 1350, as created by Section 906 of the Sarbanes-Oxley Act of 2002:

1.    This Report on Amendment No. 1 to Form 10-K on Form 10-K/A fully complies with the requirements of Section 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended; and

2.    The information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the Company.

IN WITNESS WHEREOF, the undersigned have set their hands hereto as of the 30th day of March, 2004.

/s/ PETER LEPARULO
Peter Leparulo Chief Executive Officer

/s/ DAN L. HALVORSON
Dan L. Halvorson Vice President, Finance, Chief Accounting Officer and Treasurer, Principal Financial and Accounting Officer